UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  May 2, 2016

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 2, 2016, the Board of Directors of Supreme Industries, Inc. (the “Company”) amended the Ownership Transaction Incentive Plan (the “OTIP”).

The amendment eliminates a provision that provided for a bonus calculated on the basis of a percentage of the difference between the Company’s Common Stock closing price on December 31, 2018 and the base price established by the Company, if no change of control occurred during the term of the OTIP, but during the term of the OTIP the average closing price of the Common Stock for a period 40 consecutive trading days had been at a price equal to or greater than $10.00 (a “Stock Vesting Event”).  All participants in the OTIP have executed consents to this amendment.

The portions of the OTIP which provide that upon a “change of control” during the term of the OTIP the participants will be entitled to receive a bonus based on a percentage of the difference between the per share value of the total cash proceeds or the per share fair market value of any other consideration received by the Company or the Company’s stockholders in connection with a change of control minus a base price established by the Company, remain unchanged.

Messrs. Mark D. Weber, President and Chief Executive Officer, Matthew W. Long, Chief Financial Officer, Treasurer, and Assistant Secretary, and Michael L. Oium, Vice President, Operations, remain participants in the OTIP.

A copy of the Amended and Restated OTIP is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.  The foregoing description of the OTIP is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits

10.1                        Amended and Restated Ownership Transaction Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: May 6, 2016	By:	/s/ Mark D. Weber
Mark D. Weber
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Ownership Transaction Incentive Plan